As filed with the Securities and Exchange Commission on May 15, 2001
                                                          File No. 70-9621

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
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                              AMENDMENT NO. 2
                                     TO
                    FORM U-1 APPLICATION OR DECLARATION
                                   UNDER
               THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                --------------------------------------------


                          Sierra Pacific Resources
                               6100 Neil Road
                             Reno, Nevada 89511

            (Name of company or companies filing this statement
                and address of principal executive offices)
                --------------------------------------------

                             Walter M. Higgins
                            Chairman, President,
                        and Chief Executive Officer
                          Sierra Pacific Resources
                               6100 Neil Road
                             Reno, Nevada 89511
                               (702) 834-3600

                 (Name and addresses of agents for service)
                --------------------------------------------
     The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

Clifford (Mike) M. Naeve, Esq.
Paul B. Silverman, Esq.
William C. Weeden
Skadden, Arps, Slate,
  Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005

Sierra Pacific Resources, a Nevada corporation ("Sierra Pacific") hereby amends its Application/Declaration on Form U-1 in File No. 70-9621 by withdrawing the Application/Declaration in its entirety.


                                 SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned applicant has duly caused this pre-effective Amendment No. 2 to its Application/Declaration on Form U-1 to be signed on its behalf by the undersigned thereunto duly authorized.


SIERRA PACIFIC RESOURCES


By:     /s/ William E. Peterson            Date: May 15, 2001
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Name:  William E. Peterson
       -------------------------------

Title: Senior Vice President, General Counsel and Corporate Secretary
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